As filed with the Securities and Exchange Commission on January 23, 2017

Registration No. 333-168508

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL-MOGUL HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-8350090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

27300 West 11 Mile Road Southfield, MI	48034
(Address of Principal Executive Offices)	(Zip Code)

Federal-Mogul Corporation 2010 Stock Incentive Plan

Restated Stock Option Agreement

Second Amended and Restated Deferred Compensation Agreement

(Full title of the plan)

Michelle Epstein Taigman

Senior Vice President, General Counsel and Secretary

Federal-Mogul Holdings Corporation

27300 West 11 Mile Road

Southfield, MI 48034

(Name and address of agent for service)

(248) 354-7063

(Telephone number, including area code, of agent for service)

Copies to:

Christina T. Roupas, Esq.

Bruce A. Toth, Esq.

Winston & Strawn, LLP

35 West Wacker Drive

Chicago, IL 60601

Phone: (312) 558-5600

Fax: (312) 558-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

On August 3, 2010 Federal-Mogul Holdings Corporation (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8 Registration No. 333-168508 (the “Registration Statement”), for the registration of 5,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), under the Federal-Mogul Corporation 2010 Stock Incentive Plan, an additional 4,000,000 shares of Common Stock under the Restated Stock Option Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 and an additional 500,000 shares of Common Stock under the Second Amended and Restated Deferred Compensation Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010.

On January 23, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 6, 2016 (the “Merger Agreement”), by and among American Entertainment Properties Corp., IEH FM Holdings, LLC (the “Offeror”) and the Registrant, Offeror merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. This Post-Effective Amendment No. 2 to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, in the County of Oakland, State of Michigan, on January 23, 2017.

FEDERAL-MOGUL HOLDINGS CORPORATION

By:	/s/ Michelle Epstein Taigman
Name:	Michelle Epstein Taigman
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statements in reliance upon Rule 478 of the Securities Act.